Exhibit 99.B(d)(1)(iv)

SCHEDULE A

with respect to the

AMENDED INVESTMENT MANAGEMENT AGREEMENT

between

ING SERIES FUND, INC.

and

ING INVESTMENTS, LLC

April 4, 2008

Series	Annual Investment Management Fee
(as a percentage of ADNA)

ING Strategic Allocation Conservative Fund	Direct Investments
ING Strategic Allocation Growth Fund	0.800% on first $500 million
ING Strategic Allocation Moderate Fund	0.775% on next $500 million
0.750% on next $500 million
0.725% on next $500 million
0.700% over $2 billion

Underlying Funds
0.08%